Exhibit 3.21

State of Delaware Secretary of State Division of Corporations Delivered 05:34 PM 06/06/2005 FILED 05:28 PM 06/06/2005 SRV 050471755 - 3132265 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

PS MERGER SUB, INC.

WITH AND INTO

PEC SOLUTIONS, INC.

Pursuant to Section 253 of the

General Corporation of Law of the State of Delaware

PS MERGER SUB, INC., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of the Company with and into PEC SOLUTIONS, INC., a Delaware corporation (the “Subsidiary”), with the Subsidiary remaining as the surviving corporation:

FIRST: The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL and has no class of capital stock other than said common stock.

SECOND: The Company owns more than 90% of the outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Subsidiary and the Subsidiary has no outstanding shares of any class of capital stock other than said Company Common Stock.

THIRD: The Board of Directors of the Company, by the following resolutions duly adopted as of June 6, 2005, determined to merge the Company with and into the Subsidiary pursuant to Section 253 of the DGCL:

WHEREAS, PS MERGER SUB, INC., a Delaware corporation (the “Company”), owns more than 90% of the outstanding shares of common stock of PEC SOLUTIONS, INC., a Delaware corporation (“Subsidiary”); and

WHEREAS, the Board of Directors of the Company has deemed it advisable that the Company be merged with and into the Subsidiary pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”);

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger embodying these resolutions with the Secretary of State of Delaware or such later time as may be specified in the Certificate of Ownership and Merger (the “Effective Time”), the Company be merged with and into the Subsidiary (the “Merger”), and the Subsidiary shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Parent in accordance with the DGCL; and it is further

RESOLVED, that the Merger shall have the effects set forth in the DGCL; and it is further

RESOLVED, that the Certificate of Incorporation of the Subsidiary, as amended in the form attached as Annex A, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such Certificate of Incorporation;

RESOLVED, that the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws;

RESOLVED, that the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws;

RESOLVED, that the officers of the Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation or By-laws;

RESOLVED, that, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Subsidiary, the Surviving Corporation or the holder thereof,

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to clause (ii) below and any Appraisal Shares (as defined below) shall be automatically cancelled and extinguished and be converted into and become the right to receive from the Surviving Corporation $15.50 in cash per share without any interest thereon (the “Merger Consideration”), and all other rights of the holder thereof with respect thereto shall cease to exist;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Nortel Networks Inc., the Company or the Subsidiary or any direct or indirect subsidiary of the Subsidiary, including all shares of Company Common Stock held by the Subsidiary as treasury stock, shall automatically be cancelled, and no payment shall be made with respect thereto;

(iii) each share of the Company’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation; and

(iv) each share of the Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by any holder who is entitled to demand and who properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and that complies in all respects with, the provisions of Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(a)(i), but instead such holder shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by applicable Law, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the appraised value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided above without interest; and it is further

RESOLVED, that the proper officers of the Company be and they hereby are authorized and directed to make, execute and acknowledge, in the name and under the corporate seal of the Company, a certificate of ownership and merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

FOURTH: The Subsidiary shall be the surviving corporation of the Merger.

FIFTH: The certificate of incorporation of the Subsidiary as in effect immediately prior to the effective time of the Merger shall be amended in the form attached hereto as Annex A.

SIXTH: The Merger has been approved by the written consent of the sole stockholder of the Company in accordance with Section 228 of the DGCL.

SEVENTH: The effective time of the Merger shall be 11:59 p.m. EDT on this 6th day of June, 2005.

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 6th day of June 2005.

PS MERGER SUB, INC.

By:	/s/ Arno Nadolny
Name: Arno Nadolny
Office: President

Annex A

CERTIFICATE

OF

INCORPORATION

OF

PEC SOLUTIONS, INC.

1. The name of the corporation is: PEC SOLUTIONS, INC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock that the corporation shall have authority to issue is One Thousand (1,000) shares without par value.

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by ballot.

6. To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

To the extent permitted by law, the Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Corporation may advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors and its delegates deem appropriate.

7. The incorporator of the Corporation is Bradley K. McConnell, whose mailing address is c/o Piper Marbury Rudnick & Wolfe LLP, 1200 19th Street, N.W., Washington, DC 20036.